Exhibit 99

OTIS REPORTS THIRD QUARTER 2021 RESULTS

Delivers strong third quarter results with sales growth and
margin expansion in both segments; improves 2021 outlook

•3Q Net sales up 10.8%; organic sales up 8.1%
•3Q GAAP EPS up 26.2%; adjusted EPS up 11.6%
•3Q New Equipment orders up 3.8%; backlog up 4%, 1% at constant currency
•YTD GAAP cash flow from operations of $1.5 billion; free cash flow of $1.4 billion, or 141% of net income
•Completed $725 million in share repurchases year-to-date
•Announced cash tender offer for the remaining 49.98% interest in Zardoya Otis
•Improved outlook* for full-year with organic sales up 8.5 to 9.0%, adjusted earnings per share of ~$2.95 and free cash flow of ~$1.5 to $1.55 billion

FARMINGTON, Conn., October 25, 2021 – Otis Worldwide Corporation (NYSE:OTIS) reported third quarter 2021 net sales of $3.6 billion with 8.1% organic growth. GAAP operating profit of $542 million was up $88 million and margin expanded 110 basis points to 15.0%. Adjusted operating profit of $566 million was up $63 million and margin expanded 20 basis points to 15.6%. GAAP and adjusted diluted earnings per share (EPS) of $0.77 increased 26.2% and 11.6%, respectively.

"Otis delivered another strong quarter with sales growth and margin expansion in both segments, a 3% increase in maintenance portfolio units and the third consecutive quarter of New Equipment orders growth. We also generated robust cash flow enabling us to buy back $725 million of shares year-to-date and announced a tender offer to acquire the remaining interest in Zardoya Otis, a decision that will streamline management and create value for shareholders," said President & CEO Judy Marks. “We continue to advance our strategy, progress on ESG initiatives and achieve strong results, despite the macro environment, reflecting the resiliency of the business and our ability to execute. This gives us the confidence to improve the 2021 outlook and positions us well to build on this momentum in 2022."

Key Figures

($ millions, except per share amounts)	Quarter Ended September 30,				Nine Months Ended September 30,
	2021	2020	Y/Y	Y/Y (CFX)	2021	2020	Y/Y	Y/Y (CFX)
Net sales	$3,620	$3,268	10.8%	8.3%	$10,729	$9,263	15.8%	11.4%
Organic sales				8.1%				11.2%

GAAP
Operating profit	$542	$454	$88		$1,612	$1,199	$413
Operating profit margin	15.0%	13.9%	110 bps		15.0%	12.9%	210 bps
Net income	$331	$266	24.4%		$965	$655	47.3%
Earnings per share	$0.77	$0.61	26.2%		$2.23	$1.51	47.7%

Adjusted non-GAAP comparison
Operating profit	$566	$503	$63	$52	$1,671	$1,410	$261	$189
Operating profit margin	15.6%	15.4%	20 bps		15.6%	15.2%	40 bps
Net income	$333	$302	10.3%		$987	$808	22.2%
Earnings per share	$0.77	$0.69	11.6%		$2.28	$1.86	22.6%

Third quarter net sales of $3.6 billion increased 10.8% versus the prior year, with an 8.1% increase in organic sales. Organic sales were up in both New Equipment and Service.

Third quarter GAAP operating profit of $542 million increased $88 million driven by segment operating profit growth of $71 million and lower non-recurring separation costs. GAAP operating profit margin expanded 110 basis points to 15.0%.

Adjusted operating profit of $566 million increased $63 million and $52 million at constant currency with segment operating profit growth of $49 million. Adjusted operating profit margin expanded 20 basis points to 15.6%, with margin expansion in both New Equipment and Service.

GAAP and adjusted EPS of $0.77 increased $0.16 and $0.08, respectively, driven by operating profit growth, partially offset by a higher effective tax rate.

Year-to-date net sales increased 15.8% driven by a 11.2% increase in organic sales and 4.4% benefit from foreign exchange. GAAP and adjusted operating profit increased $413 million and $261 million, respectively, driven by segment operating profit growth. GAAP operating profit also benefited from the absence of a fixed asset impairment charge taken in the prior year and lower non-recurring separation costs. GAAP and adjusted operating profit margin expanded 210 and 40 basis points, respectively. GAAP and adjusted EPS increased 47.7% and 22.6%, respectively, driven by operating profit growth and a reduction in the effective tax rate.

New Equipment

	Quarter Ended September 30,				Nine Months Ended September 30,
($ millions)	2021	2020	Y/Y	Y/Y (CFX)	2021	2020	Y/Y	Y/Y (CFX)
Net sales	$1,681	$1,423	18.1%	14.2%	$4,866	$3,840	26.7%	21.3%
Organic sales				14.1%				21.1%

GAAP
Operating profit	$131	$95	$36		$382	$238	$144
Operating profit margin	7.8%	6.7%	110 bps		7.9%	6.2%	170 bps

Adjusted non-GAAP comparison
Operating profit	$135	$102	$33	$25	$399	$258	$141	$116
Operating profit margin	8.0%	7.2%	80 bps		8.2%	6.7%	150 bps

In the third quarter, net sales of $1.7 billion increased 18.1% with a 14.1% increase in organic sales. Organic sales were up mid-teens in the Americas, up low single digits in EMEA and up high-teens in Asia with double digit growth in China.

GAAP operating profit of $131 million increased $36 million and adjusted operating profit of $135 million increased $33 million driven by higher volume and installation productivity, partially offset by headwinds from commodities. GAAP and adjusted operating profit margin expanded 110 and 80 basis points to 7.8% and 8.0%, respectively.

New Equipment orders were up 3.8% at constant currency with mid-teens growth in Asia partially offset by declines in the Americas and EMEA. New Equipment orders in China were up approximately 12%. Year-to-date New Equipment orders were up 15.1% at constant currency with growth in all regions. New equipment backlog increased 4% with 1% growth at constant currency versus prior year.

Year-to-date net sales increased 26.7% with a 21.1% increase in organic sales. GAAP operating profit increased $144 million and adjusted operating profit increased $116 million at constant currency primarily due to the benefit of higher volume. GAAP and adjusted operating profit margin expanded 170 and 150 basis points, respectively.

Service

	Quarter Ended September 30,				Nine Months Ended September 30,
($ millions)	2021	2020	Y/Y	Y/Y (CFX)	2021	2020	Y/Y	Y/Y (CFX)
Net sales	$1,939	$1,845	5.1%	3.8%	$5,863	$5,423	8.1%	4.5%
Organic sales				3.6%				4.2%

GAAP
Operating profit	$444	$409	$35		$1,315	$1,190	$125
Operating profit margin	22.9%	22.2%	70 bps		22.4%	21.9%	50 bps

Adjusted non-GAAP comparison
Operating profit	$449	$422	$27	$24	$1,333	$1,216	$117	$70
Operating profit margin	23.2%	22.9%	30 bps		22.7%	22.4%	30 bps

In the third quarter, net sales of $1.9 billion increased 5.1% with a 3.6% increase in organic sales. Organic maintenance and repair sales increased 4.7% and organic modernization sales decreased 1.2%.

GAAP operating profit of $444 million increased $35 million and adjusted operating profit of $449 million increased $27 million as the benefits of higher volume and favorable pricing and mix were partially offset by headwinds from prior year field cost containment actions related to COVID-19. GAAP and adjusted operating profit margin expanded 70 and 30 basis points to 22.9% and 23.2%, respectively.

Year-to-date net sales increased 8.1% with a 4.2% increase in organic sales. GAAP operating profit increased $125 million and adjusted operating profit increased $70 million primarily due to the benefit of higher volume. GAAP and adjusted operating profit margin expanded 50 and 30 basis points, respectively.

Cash flow

	Quarter Ended September 30,			Nine Months Ended September 30,
($ millions)	2021	2020	Y/Y	2021	2020	Y/Y
Cash flow from operations	$355	$348	$7	$1,473	$1,171	$302
Free cash flow	$324	$311	$13	$1,358	$1,059	$299
Free cash flow conversion	98%	117%		141%	162%

Third quarter cash from operations of $355 million increased $7 million versus prior year driven by higher GAAP net income. Third quarter free cash flow of $324 million increased $13 million versus prior year.

Year-to-date cash from operations of $1.5 billion increased $302 million and free cash flow increased $299 million to $1.4 billion.

2021 Outlook*
Otis is improving its full year outlook:
•Net sales of ~$14.3 billion, up 11.8 to 12.3%
•Organic sales up 8.5 to 9.0%
◦Organic New Equipment sales up 15.0 to 15.5%
◦Organic Service sales up ~4.0%
•Adjusted operating profit of $2.18 to $2.19 billion, up $260 to $270 million at actual currency; up $195 to $205 million at constant currency
•Adjusted EPS of ~$2.95, up ~17%; adjusted effective tax rate in a range of 28.5 to 29.0%
•Free cash flow of $1.5 to $1.55 billion with conversion of approximately 125% of GAAP net income

*Note: When we provide outlook for organic sales, adjusted operating profit, adjusted effective tax rate and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

About Otis
Otis is the world's leading elevator and escalator manufacturing, installation and service company. We move 2 billion people a day and maintain approximately 2.1 million customer units worldwide, the industry's largest maintenance portfolio. Headquartered in Connecticut, USA, Otis is 69,000 people strong, including 40,000 field professionals, all committed to meeting the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram, Facebook and Twitter @OtisElevatorCo.

Use and Definitions of Non-GAAP Financial Measures
Otis Worldwide Corporation (“Otis”) reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures (referenced in this press release) to the corresponding amounts prepared in accordance with GAAP appears in the attached tables. These tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

Organic sales, adjusted selling, general and administrative (“SG&A”) expense, earnings before interest taxes and depreciation (“EBITDA”), adjusted EBITDA, adjusted operating profit, adjusted net income, adjusted diluted earnings per share (“EPS”), adjusted effective tax rate and free cash flow are non-GAAP financial measures.

Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature (“other significant items”). Management believes organic sales is a useful measure in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Adjusted SG&A expense represents SG&A expense (a GAAP measure), excluding restructuring costs, other significant items and allocated costs for certain functions and services previously performed by United Technologies Corporation (“UTC”) prior to our separation (“UTC allocated costs”) and including solely for fiscal years prior to 2020 estimated standalone public company costs, as though Otis’ operations had been conducted independently from UTC (“standalone costs”). Standalone costs for fiscal years prior to 2020 are based on quarterly estimates determined during Otis’ annual planning process for the 2020 fiscal year. Recurring standalone costs for 2021 and 2020 are not adjusted.

Adjusted operating profit represents income from continuing operations (a GAAP measure), excluding restructuring costs, other non-recurring significant items, UTC allocated costs and including solely for fiscal years prior to 2020 estimated standalone public company costs.

Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs and other non-recurring significant items and UTC allocated costs and including solely for fiscal years prior to 2020 estimated standalone public company costs, estimated adjustments to non-service pension expense, net interest expense and income tax expense as if Otis was a standalone public company (“standalone operating income adjustments”). Adjusted EPS represents diluted earnings per share from continuing operations (a GAAP measure), adjusted for the per share impact of restructuring, other significant items and solely for fiscal years prior to 2020 standalone operating income adjustments.

The adjusted effective tax rate represents the effective tax rate (a GAAP measure) adjusted for the tax impact of restructuring costs, non-recurring significant items and solely for fiscal year prior to 2020 the tax impact of the additional adjustments (estimated standalone public company costs, interest expense and non-service pension expense).

EBITDA represents net income from operations (a GAAP measure), adjusted for noncontrolling interests, income tax expense, net interest expense, non-service pension expense and depreciation and amortization. Adjusted EBITDA represents EBITDA, as calculated above, adjusted for the impact of restructuring, other significant items and UTC allocated costs, including solely for fiscal years prior to 2020 estimated standalone public company costs. Management believes that adjusted SG&A, EBITDA, adjusted EBITDA, adjusted operating profit, adjusted net income, adjusted EPS and the adjusted effective tax rate are useful measures in providing period-to-period comparisons of the results of the Company’s ongoing operational performance and to the extent applicable as if it had been a standalone public company for fiscal years prior to 2020.

Additionally, GAAP financial results include the impact of changes in foreign currency exchange rates ("AFX"). We use the non-GAAP measure “at constant currency” or “CFX” to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under U.S. GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Otis’ ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders.

When we provide our expectations for organic sales, adjusted operating profit, adjusted net income, adjusted effective tax rate, adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, net sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement
This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident,” "goals" and other words of similar meaning in connection with a discussion of future operating or financial performance or the proposed tender offer by Otis to acquire all of the issued and outstanding shares of Zardoya Otis, S.A (the "Tender Offer") or the separation and distribution. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates, research and development spend, credit ratings, net indebtedness and other measures of financial performance or potential future plans, strategies or transactions of Otis following its separation from United Technologies Corporation or in connection with the Tender Offer, including the estimated costs associated with the Tender Offer and the separation and distribution and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, the impact of weather conditions, pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations), natural disasters and the financial condition of Otis’ customers and suppliers; (2) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services; (3) future levels of indebtedness, including as a result of the Tender Offer, and capital spending and research and development spending; (4) future availability of credit, including in connection with the financing of the Tender Offer, and factors that may affect such availability, including credit market conditions in the U.S. and other countries in which Otis and its businesses operate and Otis’ capital structure; (5) the timing and scope of future repurchases of Otis’ common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (6) fluctuations in prices of and delays and disruption in delivery of materials and services from suppliers; (7) cost reduction efforts and restructuring costs and savings and other consequences thereof; (8) new business and investment opportunities; (9) the anticipated benefits of moving away from diversification and balance of operations across product lines, regions and industries; (10) the outcome of legal proceedings, investigations and other contingencies; (11) pension plan assumptions and future contributions; (12) the impact of the negotiation of collective bargaining agreements and labor disputes; (13) the effect of changes in political conditions in the U.S., including the new U.S. Administration, and other countries in which Otis and its businesses operate, including China’s response to the new U.S. administration and the United Kingdom’s recent withdrawal from the European Union, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; (14) the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which Otis and its businesses operate, including changes as a result of the new U.S. Administration; (15) the ability of Otis to retain and hire key personnel; (16) the scope, nature, impact or timing of acquisition and divestiture activity, including among other things integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (17) the timing of closing, if any, of the Tender Offer and the expected benefits of the Tender Offer and separation and distribution and timing thereof; (18) the determination by the Internal Revenue Service and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions; (19) risks associated with indebtedness incurred as a result of financing transactions undertaken in connection with the separation; (20) the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the separation will exceed Otis’ estimates; and (21) the impact of the separation on Otis’ businesses and Otis’ resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see Otis’ registration statements on Form 10 and Form S-3 and the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otis Worldwide Corporation
Condensed Consolidated Statements of Operations

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(amounts in millions, except per share amounts)	2021	2020	2021	2020
Net Sales	$3,620	$3,268	$10,729	$9,263
Costs and Expenses:
Cost of products and services sold	2,560	2,289	7,575	6,496
Research and development	39	37	113	112
Selling, general and administrative	479	481	1,445	1,387
Total Costs and Expenses	3,078	2,807	9,133	7,995
Other income (expense), net	—	(7)	16	(69)
Operating profit	542	454	1,612	1,199
Non-service pension cost (benefit)	2	2	6	—
Interest expense (income), net	33	39	92	85
Net income before income taxes	507	413	1,514	1,114
Income tax expense	128	103	404	337
Net income	379	310	1,110	777
Less: Noncontrolling interest in subsidiaries' earnings	48	44	145	122
Net income attributable to common shareholders	$331	$266	$965	$655
Earnings Per Share of Common Stock:
Basic	$0.78	$0.61	$2.25	$1.51
Diluted	$0.77	$0.61	$2.23	$1.51
Weighted Average Number of Shares Outstanding:
Basic shares	425.8	433.2	428.5	433.1
Diluted Shares	430.6	435.1	432.0	434.1

Otis Worldwide Corporation
Segment Net Sales and Operating Profit

	Quarter Ended September 30,		Quarter Ended September 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021		2020
	Reported	Adjusted	Reported	Adjusted
Net Sales
New Equipment	$1,681	$1,681	$1,423	$1,423
Service	1,939	1,939	1,845	1,845
Consolidated Net Sales	$3,620	$3,620	$3,268	$3,268

Operating Profit
New Equipment	$131	$135	$95	$102
Service	444	449	409	422
Segment Operating Profit	575	584	504	524
General corporate expenses and other	(33)	(18)	(50)	(21)
Consolidated Operating Profit	$542	$566	$454	$503

Segment Operating Profit Margin
New Equipment	7.8%	8.0%	6.7%	7.2%
Service	22.9%	23.2%	22.2%	22.9%
Total Operating Profit Margin	15.0%	15.6%	13.9%	15.4%

	Nine Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021		2020
	Reported	Adjusted	Reported	Adjusted
Net Sales
New Equipment	$4,866	$4,866	$3,840	$3,840
Service	5,863	5,863	5,423	5,423
Consolidated Net Sales	$10,729	$10,729	$9,263	$9,263

Operating Profit
New Equipment	$382	$399	$238	$258
Service	1,315	1,333	1,190	1,216
Segment Operating Profit	1,697	1,732	1,428	1,474
General corporate expenses and other	(85)	(61)	(229)	(64)
Consolidated Operating Profit	$1,612	$1,671	$1,199	$1,410

Segment Operating Profit Margin
New Equipment	7.9%	8.2%	6.2%	6.7%
Service	22.4%	22.7%	21.9%	22.4%
Total Operating Profit Margin	15.0%	15.6%	12.9%	15.2%

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021	2020	2021	2020

New Equipment
Net sales	$1,681	$1,423	$4,866	$3,840
GAAP Operating profit	131	95	382	238
Restructuring	4	7	17	20
Adjusted New Equipment Operating Profit	$135	$102	$399	$258
Adjusted operating profit margin	8.0%	7.2%	8.2%	6.7%

Service
Net sales	$1,939	$1,845	$5,863	$5,423
GAAP Operating profit	444	409	1,315	1,190
Restructuring	5	13	18	26
Adjusted Service Operating Profit	$449	$422	$1,333	$1,216
Adjusted Operating Profit Margin	23.2%	22.9%	22.7%	22.4%

General corporate expenses and other	$(18)	$(21)	$(61)	$(64)

Adjusted Total Operating Profit	$566	$503	$1,671	$1,410

Total Otis
GAAP Operating profit	$542	$454	$1,612	$1,199
Restructuring	9	20	35	46
One-time separation costs, net	15	29	24	82
Fixed asset impairment	—	—	—	67
UTC allocated corporate expenses	—	—	—	16
Adjusted Total Operating Profit	$566	$503	$1,671	$1,410
Adjusted Operating Profit Margin	15.6%	15.4%	15.6%	15.2%

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Net Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts)	2021	2020	2021	2020
Adjusted Operating Profit	$566	$503	$1,671	$1,410
Non-service pension cost (benefit)	2	2	6	—
Net interest expense	33	39	92	85
Adjusted income from operations before income taxes	531	462	1,573	1,325
Income tax expense	128	103	404	337
Tax impact on restructuring and non-recurring items	2	8	11	47
Non-recurring tax items	20	5	26	11
Adjusted net income from operations	381	346	1,132	930
Noncontrolling interest	48	44	145	122
Adjusted net income attributable to common shareholders	$333	$302	$987	$808

GAAP income attributable to common shareholders	$331	$266	$965	$655
Restructuring	9	20	35	46
One-time separation costs, net	15	29	24	82
Fixed asset impairment	—	—	—	67
UTC allocated corporate expenses	—	—	—	16
Tax effects of restructuring, non-recurring items and other adjustments	(2)	(8)	(11)	(47)
Non-recurring tax items	(20)	(5)	(26)	(11)
Adjusted net income attributable to common shareholders	$333	$302	$987	$808

Diluted Earnings Per Share	$0.77	$0.61	$2.23	$1.51
Impact to diluted earnings per share	—	0.08	0.05	0.35
Adjusted Diluted Earnings Per Share	$0.77	$0.69	$2.28	$1.86

Effective Tax Rate	25.2%	24.9%	26.7%	30.2%
Impact of adjustments on effective tax rate	3.0%	0.3%	1.3%	(0.4)%
Adjusted Effective Tax Rate	28.2%	25.2%	28.0%	29.8%

Otis Worldwide Corporation
Components of Changes in Net Sales

Quarter Ended September 30, 2021 Compared with Quarter Ended September 30, 2020

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	14.1%	3.9%	0.1%	18.1%
Service	3.6%	1.3%	0.2%	5.1%
Maintenance and Repair	4.7%	1.2%	0.3%	6.2%
Modernization	(1.2)%	1.2%	—%	—%
Total Net Sales	8.1%	2.5%	0.2%	10.8%

Nine Months Ended September 30, 2021 Compared with Nine Months Ended September 30, 2020

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	21.1%	5.4%	0.2%	26.7%
Service	4.2%	3.6%	0.3%	8.1%
Maintenance and Repair	4.5%	3.8%	0.3%	8.6%
Modernization	2.7%	3.3%	0.1%	6.1%
Total Net Sales	11.2%	4.4%	0.2%	15.8%

Components of New Equipment Backlog

Growth %
Q3 2021
New Equipment Backlog increase at actual currency	4%
Foreign exchange impact to New Equipment Backlog	(3)%
New Equipment Backlog at constant currency	1%

Otis Worldwide Corporation
Reconciliation of Adjusted Operating Profit at Constant Currency

Quarter Ended September 30, 2021 Compared with Quarter Ended September 30, 2020

(dollars in millions)	2021	2020	Y/Y
New Equipment
Adjusted Operating Profit	$135	$102	$33
Impact of foreign exchange	(8)		(8)
Adjusted Operating Profit at constant currency	$127	$102	$25

Service
Adjusted Operating Profit	$449	$422	$27
Impact of foreign exchange	(3)		(3)
Adjusted Operating Profit at constant currency	$446	$422	$24

Otis Consolidated
Adjusted Operating Profit	$566	$503	$63
Impact of foreign exchange	(11)		(11)
Adjusted Operating Profit at constant currency	$555	$503	$52

Nine Months Ended September 30, 2021 Compared with Nine Months Ended September 30, 2020

(dollars in millions)	2021	2020	Y/Y
New Equipment
Adjusted Operating Profit	$399	$258	$141
Impact of foreign exchange	(25)		(25)
Adjusted Operating Profit at constant currency	$374	$258	$116

Service
Adjusted Operating Profit	$1,333	$1,216	$117
Impact of foreign exchange	(47)		(47)
Adjusted Operating Profit at constant currency	$1,286	$1,216	$70

Otis Consolidated
Adjusted Operating Profit	$1,671	$1,410	$261
Impact of foreign exchange	(72)		(72)
Adjusted Operating Profit at constant currency	$1,599	$1,410	$189

Otis Worldwide Corporation
Condensed Consolidated Balance Sheet

	September 30, 2021	December 31, 2020
(amounts in millions)	(Unaudited)
Assets
Cash and cash equivalents	$1,553	$1,782
Accounts receivable, net	3,217	3,148
Contract assets	536	458
Inventories, net	628	659
Other current assets	441	446
Total Current Assets	6,375	6,493
Future income tax benefits	352	334
Fixed assets, net	775	774
Operating lease right-of-use assets	553	542
Intangible assets, net	434	484
Goodwill	1,702	1,773
Other assets	281	310
Total Assets	$10,472	$10,710

Liabilities and (Deficit) Equity
Short-term borrowings	$38	$701
Accounts payable	1,662	1,453
Accrued liabilities	1,905	1,977
Contract liabilities	2,758	2,542
Total Current Liabilities	6,363	6,673
Long-term debt	5,458	5,262
Future pension and postretirement benefit obligations	635	654
Operating lease liabilities	364	367
Future income tax obligations	274	321
Other long-term liabilities	611	634
Total Liabilities	13,705	13,911

Redeemable noncontrolling interest	62	83
Shareholders' (Deficit) Equity:
Preferred Stock	—	—
Common Stock and additional paid-in capital	102	59
Treasury Stock	(725)	—
Accumulated deficit	(2,404)	(3,076)
Accumulated other comprehensive income (loss)	(827)	(815)
Total Shareholders' (Deficit) Equity	(3,854)	(3,832)
Noncontrolling interest	559	548
Total (Deficit) Equity	(3,295)	(3,284)
Total Liabilities and (Deficit) Equity	$10,472	$10,710

Otis Worldwide Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021	2020	2021	2020
Operating Activities:
Net income from operations	$379	$310	$1,110	$777
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	50	48	152	140
Stock compensation cost	17	17	48	44
Loss on fixed asset impairment	—	—	—	55
Change in:
Accounts receivable, net	(53)	(20)	(107)	(79)
Contract assets and liabilities, current	(85)	11	140	277
Inventories, net	35	(30)	18	(101)
Accounts payable	106	2	230	19
Pension contributions	(5)	(8)	(23)	(28)
Other operating activities, net	(89)	18	(95)	67
Net cash flows provided by operating activities	355	348	1,473	1,171
Investing Activities:
Capital expenditures	(31)	(37)	(115)	(112)
Investments in businesses and intangible assets, net of cash acquired	(8)	(34)	(59)	(50)
Proceeds from sale of (investments in) equity securities, net	—	—	40	(51)
Other investing activities, net	37	(76)	65	(76)
Net cash flows used in investing activities	(2)	(147)	(69)	(289)
Financing Activities:
Increase (decrease) in short-term borrowings, net	(300)	509	(645)	510
Issuance of long-term debt, net	—	—	199	6,300
Payment of debt issuance costs	(9)	—	(11)	(43)
Repayment of long-term debt	—	(750)	—	(750)
Net transfers from (to) UTC	—	—	—	(6,330)
Dividends paid on Common Stock	(102)	(86)	(291)	(173)
Repurchases of Common Stock	(219)	—	(725)	—
Dividends paid to noncontrolling interest	(75)	(82)	(130)	(125)
Other financing activities, net	—	—	(18)	22
Net cash flows provided by (used in) financing activities	(705)	(409)	(1,621)	(589)
Summary of Activity:
Net cash provided by operating activities	355	348	1,473	1,171
Net cash used in investing activities	(2)	(147)	(69)	(289)
Net cash provided by (used in) financing activities	(705)	(409)	(1,621)	(589)
Effect of foreign exchange rate changes on cash and cash equivalents	(19)	33	(11)	—
Net increase in cash, cash equivalents and restricted cash	(371)	(175)	(228)	293
Cash, cash equivalents and restricted cash, beginning of period	1,944	1,927	1,801	1,459
Cash, cash equivalents and restricted cash, end of period	1,573	1,752	1,573	1,752
Less: Restricted cash	20	19	20	19
Cash and cash equivalents, end of period	$1,553	$1,733	$1,553	$1,733

Otis Worldwide Corporation
Free Cash Flow Reconciliation

	Quarter Ended September 30,
	(Unaudited)
(dollars in millions)	2021		2020

Net income attributable to common shareholders	$331		$266
Net cash flows provided by operating activities	$355		$348
Net cash flows provided by operating activities as a percentage of net income attributable to common shareholders		107%		131%
Capital expenditures	(31)		(37)
Capital expenditures as a percentage of net income attributable to common shareholders		(9)%		(14)%
Free cash flow	$324		$311
Free cash flow as a percentage of net income attributable to common shareholders		98%		117%

	Nine Months Ended September 30,
	(Unaudited)
(dollars in millions)	2021		2020

Net income attributable to common shareholders	$965		$655
Net cash flows provided by operating activities	$1,473		$1,171
Net cash flows provided by operating activities as a percentage of net income attributable to common shareholders		153%		179%
Capital expenditures	(115)		(112)
Capital expenditures as a percentage of net income attributable to common shareholders		(12)%		(17)%
Free cash flow	$1,358		$1,059
Free cash flow as a percentage of net income attributable to common shareholders		141%		162%